As Filed with the Securities and Exchange Commission on March 10, 2016

Registration No. 333-101645

Registration No. 333-69709

Registration No. 033-63223

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT No. 333-101645

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-69709

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 033-63223

UNDER

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	4841	27-0000798
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Tel: (215) 268-1700

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

COMCAST CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

COMCAST CORPORATION 2002 STOCK OPTION PLAN

COMCAST CORPORATION 1987 STOCK OPTION PLAN

COMCAST-SPECTACOR 401(K) PLAN

THE COMCAST CORPORATION RETIREMENT-INVESTMENT PLAN

(Full title of the plan)

Arthur R. Block, Esq.

Executive Vice President, General Counsel and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

(215) 268-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Rudolph

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

Tel: (215) 981-4000

Fax: (215) 981-4750

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Comcast Corporation or its predecessors (collectively, the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-101645, filed on December 4, 2002, registering 66,244,715 shares of Class A Special Common Stock of the Company (“Class A Special Common Stock”) under the Company’s 2002 Employee Stock Purchase Plan, 2002 Restricted Stock Plan, 2002 Stock Option Plan and 1987 Stock Option Plan;

•	Registration Statement No. 333-69709, filed on December 24, 1998, registering 120,000 shares of Class A Special Common Stock under the Company’s Comcast-Spectacor 401(k) Plan; and

•	Registration Statement No. 033-63223, filed on October 5, 1995, registering 4,000,000 shares of Class A Special Common Stock under the Company’s Retirement-Investment Plan.

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statements also covered an indeterminate number of additional shares of Class A Special Common Stock necessary to adjust the number of shares of Class A Special Common Stock reserved for issuance pursuant to the Plans for any future stock split, stock dividend or similar adjustment of the outstanding shares of Class A Special Common Stock, as well as an indeterminate amount of interests to be offered or sold pursuant to the plans referred to above.

At a special meeting of shareholders of the Company held on December 10, 2015, the shareholders of the Company approved a proposal to amend and restate the Company’s Amended and Restated Articles of Incorporation in order to, among other things, reclassify each issued and outstanding share of Class A Special Common Stock into one share of Class A Common Stock of the Company, par value $.01 per share (the “Reclassification”). The Reclassification became effective as of the close of business on December 11, 2015 (the “Reclassification Date”). As result of the Reclassification, there are no longer any outstanding shares of Class A Special Common Stock.

As a result of the Reclassification, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements as of the Reclassification Date. Accordingly, by this Post-Effective Amendment to the Registration Statements, the Company hereby deregisters all shares of Class A Special Common Stock covered by the Registration Statements remaining unsold as of the Reclassification Date.

SIGNATURES

Pursuant to the requirements of the Securities Act and in accordance with Rule 478(a)(4) under the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania, on March 10, 2016.

COMCAST CORPORATION

By:	/s/ Lawrence J. Salva
Name:	Lawrence J. Salva
Title:	Executive Vice President and Chief Accounting Officer